Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-3 to the KapStone Paper and Packaging Corporation (formerly known as Stone Arcade Acquisition Corporation) Form S-1 Registration Statement No. 333-124601 of our report dated June 15, 2006 (November 17, 2006 as to Note 15) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement of the financial statements, the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, and the recording of a pretax impairment charge by International Paper Company), relating to the combined financial statements of the Kraft Papers Business-A Division of International Paper Company as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, appearing in the Proxy Statement on Schedule 14A of KapStone Paper and Packaging Corporation filed on December 15, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP

Memphis, Tennessee

January 10, 2007